Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264540

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

SUPPLEMENT NO. 4 DATED JANUARY 30, 2023 TO THE

PROSPECTUS DATED NOVEMBER 2, 2022

This prospectus supplement no. 4 (this “Supplement”) is part of and should be read in conjunction with the base prospectus of InPoint Commercial Real Estate Income, Inc. dated November 2, 2022, prospectus supplement no. 1 dated November 15, 2022, prospectus supplement no. 2 dated December 15, 2022 and prospectus supplement no. 3 dated January 17, 2023 (collectively the “prospectus”). Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the prospectus.

The purposes of this Supplement are as follows:

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to disclose the suspension of the primary portion of our public offering;
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to disclose the suspension of our share repurchase plan;
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to disclose the suspension of our amended and restated distribution reinvestment plan; and
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to disclose the suspension of our share repurchase program for our 6.75% Series A Cumulative Redeemable Preferred Stock.

Suspension of Primary Offering, Share Repurchase Plan, and Distribution Reinvestment Plan

In light of the pace of fundraising in our current public offering and the amount of monthly redemption requests pursuant to our share repurchase plan (the “SRP”), which are currently in excess of such fundraising, on January 30, 2023, our board of directors (the “Board”) unanimously approved, effective immediately, the suspension of the operation of the SRP. In connection with such suspension, the Board has also unanimously approved the suspension of the sale of shares in the primary portion of our public offering (the “Primary Offering”), effective immediately, and the suspension of the sale of shares pursuant to our amended and restated distribution reinvestment plan (the “DRP”), effective as of February 10, 2023. The Primary Offering, the SRP, and the DRP shall each remain suspended unless and until such time as the Board approves their resumption. In connection with the foregoing, the Board has decided to evaluate strategic alternatives available to us.

Termination of Series A Preferred Repurchase Program

The Board previously authorized and approved a share repurchase program (the “Series A Preferred Repurchase Program”) pursuant to which we were permitted to repurchase up to the lesser of 1,000,000 shares or $15,000,000 of the outstanding shares of our 6.75% Series A Cumulative Redeemable Preferred Stock through December 31, 2022 (later extended through December 31, 2023). On January 30, 2023, the Board unanimously approved the termination of the Series A Preferred Repurchase Program.